Exhibit 99.2

DENTONS LAW OFFICES, LLP

北京大成律师事务所

www.dentons.cn

北京市朝阳区东大桥路9号侨福芳草地D座7层(100020)

7/F, Building D, Parkview Green FangCaoDi, No.9, Dongdaqiao Road

Chaoyang District, 100020, Beijing, China

Tel: +86 10-58137799         Fax: +86 10-58137788

[                , 2019]

To: Leaping Group Co., Ltd. (the “Company”)

2010 Huaruntiexi Center

Tiexi District, Shenyang, Liaoning Province

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as the PRC counsel for Leaping Group Co., Ltd., a company incorporated under the laws of the Cayman Islands solely in connection with (i) the proposed initial public offering (the “Offering”) of ordinary shares of the Company, par value US$0.001 per share (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

A.	Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents and other materials provided to us by the Company and the PRC Subsidiaries (as defined below), and such other documents, corporate records and certificates issued by the relevant Governmental Agencies in the PRC (collectively, the “Documents”).

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In reviewing the Documents and for the purpose of this opinion, we have assumed:

(i) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) each of the parties to the Documents, other than the PRC Subsidiaries, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

(iii) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv) the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC.

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“Governmental Authorization”	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, on August 8, 2006, and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Subsidiaries”	Means all entities incorporated in the PRC as listed on Appendix A hereto, and each, a “PRC Subsidiary”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court judicial interpretations in the PRC currently in effect and publicly available on the date of this opinion.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

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C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)	Corporate Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Subsidiaries, both currently and immediately after giving effect to this Offering, will not result in any violation of PRC laws or regulations currently in effect; (b) the contractual arrangements among Yuezhong (Shenyang) Technology Co., Ltd. (越众(沈阳)科技有限公司), Leaping Media Group Co., Ltd. (越众文化传媒集团有限公司) and its shareholders (the “ VIE Agreements”), as described in the Registration Statement under the caption “Corporate History and Structure” and governed by PRC law, currently and immediately after giving effect to this Offering, are valid, binding and enforceable, and will not result in any violation of (i) PRC laws or regulations currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Subsidiaries; (c) each of the parties to the VIE Agreements has full power, authority and legal right to enter into, execute, deliver and perform his/its obligations in respect of the VIE Agreements to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party; and (d) no Governmental Authorizations are required under PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained or required for the exercise of the call options under the VIE Agreements and the foreclosure of the pledge under the VIE Agreements. To the best of our knowledge after due enquiry, none of the PRC Subsidiaries is in material breach or default in the performance or observance of any of the terms or provisions of the VIE Agreements to which it is a party.

However,there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(2)	M&A Rule. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offerings are subject to the M&A Rules; (b) the Company established Yuezhong (Shenyang) Technology Co., Ltd. (越众(沈阳)科技有限公司), as foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (c) no provision in the M&A Rules classifies the contractual arrangements among Yuezhong (Shenyang) Technology Co., Ltd. (越众(沈阳)科技有限公司), Leaping Media Group Co., Ltd. (越众文化传媒集团有限公司) and its shareholders as a type of acquisition transaction falling under the M&A Rule. We are of the opinion that, the issuance and sale of the Ordinary Shares on the Nasdaq Capital Market, does not require the Company to obtain any prior approval from CSRC. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

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(3)	Foreign Exchange Registration. Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investment. As of the date of this Letter of Opinions, the shareholders have not completed such registration procedures. The failure of the shareholders to comply with the registration procedures may subject the shareholders to fines less than RMB50,000. If the registration formalities cannot be processed retrospectively, the repatriation of the financing funds, profits and other interests of the shareholders obtained through special purpose vehicles, for use in China, would be prohibited. In addition, the cross-border capital flows between Yuezhong (Shenyang) Technology Co., Ltd. (越众(沈阳)科技有限公司) and its offshore parent company, including distributing dividends and paying contributions, would be illegal.

(4)	Enforceability of Civil Procedures. There is uncertainty as to whether the courts of China would (a) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company. The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

(5)	Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Enterprise Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

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(6)	Statements in the Prospectus. All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Business”, “Regulations”, and “Taxation—People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(1)	Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(2)	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

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(5)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

(6)	We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Subsidiaries or the rendering of this opinion.

(7)	This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/
Dentons Law Offices, LLP

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Appendix A

List of PRC Subsidiaries

1. Yuezhong (Shenyang) Technology Co., Ltd. (越众(沈阳)科技有限公司)

2. Leaping Media Group Co., Ltd. (越众文化传媒集团有限公司)

3. Shenyang Tianniu Media Co., Ltd. (沈阳天牛传媒广告有限公司)

4. Harbin Yuechuzhong Media Co., Ltd. (哈尔滨越出众文化传媒有限公司)

5. Yuezhong Media (Dalian) Co., Ltd. (越众传媒(大连)有限公司)

6. Horgos Xinyuezhong Film Media Co., Ltd. (霍尔果斯鑫越众影视文化传媒有限公司)

7. Shenyang Xiagong Hotel Management Co., Ltd. (沈阳夏宫旅游酒店管理有限公司)

8. Yuezhong (Beijing) Film Co., Ltd. (越众北京影业有限公司)

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